Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)
CURBLINE PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.01 par value per share	457(r) and 457(o)	—	—	$250,000,000.00	0.00013810	$34,525.00	—	—	—	—

Carry Forward Securities

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$250,000,000.00		$34,525.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$34,525.00

(1)
The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant initially deferred payment of all of the registration fees for Registration Statement on Form
S-3
(File
No. 333-290653)
filed by the registrant on October 1, 2025.